Exhibit 8

SUBSIDIARIES OF THE REGISTRANT
Name	Jurisdiction
VivoPower International Services Limited	Jersey
VivoPower International Holdings Limited	UK
VivoPower Pty Limited	Australia
Aevitas O Holdings Pty Limited	Australia
Aevitas Group Limited	Australia
Aevitas Holdings Pty Limited	Australia
Electrical Engineering Group Pty Limited	Australia
JA Martin Electrical Limited	Australia
Kenshaw Electrical Pty Limited	Australia
VivoPower WA Pty Limited	Australia
VVP Project 1 Pty Limited	Australia
VVP Project 2 Pty Limited	Australia
Amaroo Solar Tco Pty Limited	Australia
Amaroo Solar Hco Pty Limited	Australia
Amaroo Solar Fco Pty Limited	Australia
Amaroo Solar Pty Limited	Australia
SC Tco Pty Limited	Australia
SC Hco Pty Limited	Australia
SC Fco Pty Limited	Australia
SC Oco Pty Limited	Australia
ACN 613885224 Pty Limited	Australia
VivoPower USA LLC	United States
VivoRex LLC	United States
VivoPower Singapore Pte Limited	Singapore